Exhibit 10.54
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. OMITTED INFORMATION HAS BEEN REPLACED WITH ASTERISKS [***].
Execution Version

ASSET PURCHASE AGREEMENT

by and between

EMD SERONO RESEARCH & DEVELOPMENT INSTITUTE, INC.

and

WEREWOLF THERAPEUTICS, INC.

Dated as of August 14, 2026

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF THE TRANSFERRED ASSETS		1

1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities	4
1.4	Retained Liabilities	4
1.5	Closing Date Consideration	5
1.6	Closing; Delivery and Payment	5
1.7	Tech Transfer Completion Payment	6
1.8	Taxes and Fees	7
1.9	Wrong Pocket Assets	7
1.10	[***]	8

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SELLER		8

2.1	Organization, Standing and Power.	8
2.2	Authority; No Conflict; Required Filings and Consents	8
2.3	Litigation	9
2.4	Intellectual Property.	9
2.5	Sufficiency of Transferred Assets	12
2.6	Assigned Agreements.	12
2.7	Title to Transferred Assets	13
2.8	Solvency	13
2.9	Brokers	13
2.10	Exclusive Representations and Warranties	13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE BUYER		14

3.1	Organization, Standing and Power	14
3.2	Authority; No Conflict; Required Filings and Consents	14
3.3	Litigation	15
3.4	Brokers	15
3.5	Exclusive Representations and Warranties	15

ARTICLE IV ADDITIONAL AGREEMENTS		16

4.1	Confidentiality	16
4.2	Non-Competition	16
4.3	Public Disclosure	17
4.4	Third Party Contracts, Consents and Notices	18
4.5	Further Assurances	18
4.6	Technology Transfer	19
4.7	Books and Records	19
4.8	Tax Matters	20
4.9	Efforts	21

i

ARTICLE V INDEMNIFICATION		21

5.1	Indemnification by the Seller	21
5.2	Indemnification by the Buyer	21
5.3	Claims for Indemnification	22
5.4	Survival	23
5.5	Limitations	23
5.6	Indemnification Payments	24

ARTICLE VI MISCELLANEOUS		24

6.1	Notices	24
6.2	Governing Law	25
6.3	Remedies	25
6.4	Dispute Resolution and Arbitration.	25
6.5	Trial by Jury Waiver	27
6.6	Disclosure Schedule	27
6.7	Fees and Expenses	27
6.8	Waiver	27
6.9	Assignment	28
6.10	Amendment	28
6.11	Severability	28
6.12	Entire Agreement	28
6.13	No Third Party Rights	28
6.14	Headings; Interpretation	28
6.15	Counterparts	29

ARTICLE VII DEFINITIONS		29

Exhibit A	40

Exhibit B	1

Exhibit C	5

Exhibit D	8

Schedules to Asset Purchase Agreement

ii

Disclosure Schedule

Schedules:

Schedule 1.1(a)	Transferred Patents
Schedule 1.1(b)	Transferred Know-How
Schedule 1.1(c)	Transferred Compounds
Schedule 1.1(d)	Assigned Agreements
Schedule 1.1(e)	Transferred Regulatory Documentation
Schedule 1.3(b)	Assumed Liabilities
Schedule 1.6(b)(ix)	Required Consents
Schedule 1.10	[***]
Schedule 4.6	Technology Transfer

Exhibits:

Exhibit A	Form of Bill of Sale
Exhibit B	Form of Patent Assignment
Exhibit C	Form of Assumption Agreement
Exhibit D	Form of Intellectual Property License Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 14, 2026, by and between EMD Serono Research & Development Institute Inc., a corporation organized under the laws of the Commonwealth of Massachusetts having its principal place of business at 45 Middlesex Turnpike, Billerica, MA 01821 (“Buyer”), and Werewolf Therapeutics, Inc., a Delaware corporation (the “Seller”). The Buyer and the Seller are referred to herein collectively as the “Parties” and individually as a “Party.”

Introduction

The Seller owns or controls certain technology, assets, know-how, intellectual property and Products related to the Transferred Technologies (as defined below).

The Seller desires to sell, transfer and assign to the Buyer, and the Buyer desires to purchase from the Seller, the Transferred Assets (as defined below), subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and subject to the conditions set forth in this Agreement.

Simultaneous with the execution of this Agreement, the Seller and the Buyer agree to enter into a License Agreement for the Seller to exclusively license back certain Patents that are included as Transferred Assets for the Seller to perform the Continued Werewolf Projects in the form attached hereto as Exhibit D (the “License Agreement”).

In consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer and the Seller agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE TRANSFERRED ASSETS

1.1         Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall, and shall cause all of its applicable Affiliates to, sell, convey, transfer, assign and make available for transfer to the Buyer, and the Buyer agrees to purchase, acquire and accept from the Seller or such Affiliates (as the case may be), all of Seller’s (and, to the extent applicable, any of its Affiliates’) right, title and interest in, to and under the Transferred Assets, in each case, free and clear of all Encumbrances other than Permitted Encumbrances. For purposes of this Agreement, “Transferred Assets” means all of Seller’s right, title and interest in the following assets as the same exist as of immediately prior to the Closing:

(a)        the Patents set forth on Schedule 1.1(a) (the “Transferred Patents”), and the Seller’s right, title and interest in and to all patent files, correspondence, opinions, studies, search results and documentation that are in the possession or control of the Seller as of immediately prior to the Closing to the extent primarily related to such Transferred Patents (the “Transferred Patent Files”);

(b)          any and all Know-How owned or controlled by the Seller and used or held for use by the Seller in connection with the Transferred Technologies, any Transferred Compounds or any Product as of immediately prior to the Closing, including the Know-How set forth on Schedule 1.1(b) (the “Transferred Know-How”);

(c)          the compounds set forth on Schedule 1.1(c) (the “Transferred Compounds”) and Products;

(d)          the agreements set forth on Schedule 1.1(d) (the “Assigned Agreements”);

(e)         the regulatory files, submissions and documentation to the extent relating to the Transferred Technologies, any Product, any Transferred Compounds or the Regulatory Approvals, including all Regulatory Approvals, regulatory correspondence, meeting minutes, clinical and non-clinical study reports submitted to or received from any Regulatory Authority, adverse event reports, pharmacovigilance files, regulatory strategies, and all other material communications, filings, and records to the extent relating to Regulatory Approvals, including the documentation set forth on Schedule 1.1(e) (the “Transferred Regulatory Documentation”);

(f)          the Seller’s right, title and interest in and to all books, documentation, specifications, preclinical studies, lab notebooks, lab reports, ledgers, files, reports, plans and operating records that are in the possession or control of the Seller, in each case to the extent related to the Transferred Technologies, the Products or the Transferred Compounds as of immediately prior to the Closing (the “Transferred Books and Records”); provided that the Seller shall have the right to retain copies of any such Transferred Books and Records, for purposes of complying with tax, regulatory, and legal obligations (“Compliance Purposes”), subject to the confidentiality provisions of the Agreement, and provided that such retention does not grant the seller any right, title, or interest in the Transferred Assets or any license to any intellectual property included in the Transferred Assets, including, without limitation no right to use Transferred Books and Records for any other purposes than Compliance Purposes;

(g)         any and all Claims of Seller or any of its Affiliates (including remedies thereunder and amounts due to Seller or any of its Affiliates) in respect of any Claim, in each case to the extent primarily related to one or more of the Transferred Assets, whether accruing before, on or after the Closing Date (other than such Claims that have already been asserted by Seller or its applicable Affiliates before the Closing Date); and

(h)       any other assets or Intellectual Property (other than Trademarks) of Seller or any of its Affiliates primarily related to the Transferred Technologies, Transferred Know-How, Transferred Compounds or Products other than those expressly set forth in Section 1.1(a) through (g).

1.2         Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Buyer is only purchasing the Transferred Assets, and the Transferred Assets shall not include any of the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means all assets, rights and properties of the Seller or any of its Affiliates other than the Transferred Assets. Without limitation of the foregoing, the Excluded Assets shall include the following:

(a)          all accounts receivable, pre-paid expenses, cash and cash equivalents or similar investments, other current assets, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities, including security deposits, reserves, prepaid rents and prepaid expenses;

(b)          Seller Names and Marks;

(c)          all insurance policies, surety bonds or self-insurance of the Seller or any of its Affiliates and all claims, credits, causes of action or rights thereunder (including rights to assert claims thereunder);

(d)          (i) all books, records, files and papers, whether in hard copy or computer format, (A) prepared in connection with or in respect of this Agreement, any Ancillary Agreement or the Contemplated Transactions, (B) prepared and maintained by the Seller or any of its Affiliates in connection with the Seller’s or its Affiliates’ regulatory or other legal compliance, including any regulatory filings, correspondence with Governmental Entities, market research data and marketing data, in each case under clauses “(A)” and “(B)” of this sentence to the extent not related to the Transferred Assets, (C) relating to employees of the Seller or its Affiliates or (D) that form part of the general ledger of the Seller or any of its Affiliates, that are working papers of the auditors of the Seller or any of its Affiliates or that are records related to Taxes payable by the Seller or any of its Affiliates, and (ii) all minute books of the Seller and its Affiliates and other corporate records of the Seller and its Affiliates;

(e)          all accounting goodwill related to the Transferred Assets;

(f)          all privileged communications between the Seller and any of its Affiliates and its and their respective attorneys, and any other privileged documents;

(g)          all rights of the Seller or any of its Affiliates arising under this Agreement, the Ancillary Agreements or the Contemplated Transactions;

(h)          all interests in the capital stock and other equity interests of the Seller or any of its Affiliates or any other Person;

(i)          all Tax refunds, Tax credits, Tax deposits and other Tax assets or any other rights relating to the recovery or recoupment of Taxes (including any refunds or rights or claims to refunds of Taxes, Tax deposits, Tax credits or other Tax assets) for any Tax period (or portion thereof) ending on the Closing Date to the extent relating to the Transferred Assets;

(j)          all Tax books and records;

(k)          all claims, causes of action, defenses, counterclaims or other rights, if any, arising out of or exclusively relating to any Excluded Asset or Retained Liability;

(l)          all rights that accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements

(m)         the Harpoon Agreement; and

(n)          the Jazz License.

1.3         Assumption of Liabilities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to perform, pay, satisfy or discharge when due the Assumed Liabilities that (a) are exclusively related to the Transferred Assets, any Transferred Compound or any Product and (b) arise on or after the Closing Date and out of facts and circumstances occurring on or after the Closing Date (the “Assumed Liabilities”). For purposes of this Agreement, “Assumed Liabilities” means the following Liabilities:

(a)        all Liabilities that (a) exclusively relate to the Transferred Assets and (b) arise on or after the Closing Date and out of facts and circumstances occurring on or after the Closing Date (but excluding, in each event, any Liabilities from a third party claim arising after the Closing that are based on facts, circumstances or occurrences arising prior to the Closing, or relating to any breach, violation or failure to perform other than such breach, violation or failure to perform arising out of the conduct of the Buyer that occurred prior to the Closing); and

(b)          the Liabilities set forth on Schedule 1.3(b).

1.4         Retained Liabilities. Notwithstanding anything to the contrary in this Agreement, the Assumed Liabilities shall not include any of the Retained Liabilities, and the Buyer hereby does not and shall not assume or in any way undertake to perform, pay, satisfy or discharge any Retained Liabilities. For purposes of this Agreement, “Retained Liabilities” means all Liabilities other than the Assumed Liabilities. Without limitation of the foregoing, the Retained Liabilities shall include the following:

(a)          all Liabilities to the extent relating to any Excluded Assets;

(b)         all Liabilities for (i) any and all Taxes in respect of any Product or otherwise related to the Transferred Assets that are attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any and all Taxes of the Seller, (iii) any and all Taxes of another person for which the Seller is liable, including Taxes for which the Seller is liable by reason of Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), being a transferee or successor, any contractual obligation or otherwise, (iv) Seller’s portion of any Transfer Taxes in accordance with Section 1.8(a) and (v) Seller’s portion of any Apportioned Obligations in accordance with Section 4.8(b); and

(c)          all Liabilities under Assigned Agreements that (i) are due on or prior to the Closing Date and (ii) are not expressly included in the Assumed Liabilities set forth on Schedule 1.3(b).

1.5        Closing Date Consideration. In consideration of the performance by the Seller and its Affiliates of their obligations under this Agreement and the Ancillary Agreements, the Purchase Price for the Transferred Assets consists of: (A) the Upfront Payment (as defined below); and (B) contingent upon the achievement of the Tech Transfer Completion, the Tech Transfer Completion Payment (the Tech Transfer Completion Payment and the Upfront Payment are collectively referred to as the “Purchase Price”). At the Closing, upon the terms and subject to the conditions set forth herein, the Buyer shall purchase from the Seller the Transferred Assets in exchange for the Upfront Payment as set forth in this Agreement and the assumption of the Assumed Liabilities.  Following the Closing and subject to the terms and conditions of this Agreement the Buyer shall pay to the Seller the Tech Transfer Completion Payment upon achievement of the Tech Transfer Completion.

1.6          Closing; Delivery and Payment.

(a)        The Closing shall take place remotely, via electronic exchange of documents, simultaneously with the execution and delivery of this Agreement (such date on which the Closing occurs, the “Closing Date”). All transactions at the Closing shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed and no documents or certificates shall be deemed to have been delivered until all other transactions are completed and all other documents and certificates are delivered.

(b)          At the Closing, except that the Upfront Payment shall be paid in accordance with Section 1.6(b)(i):

(i)          Following receipt of invoice from the Seller, [***] the Buyer shall deliver the Upfront Payment by wire transfer of available funds to an account designated in writing by the Seller;

(ii)          the Seller shall execute and deliver to the Buyer a Bill of Sale in the form attached hereto as Exhibit A (the “Bill of Sale”);

(iii)          the Seller shall execute and deliver to the Buyer a Patent Assignment in the form attached hereto as Exhibit B (the “Patent Assignment”);

(iv)          the Seller shall execute (or have executed) and deliver to the Buyer such other customary instruments of transfer, conveyance and assignment as the Buyer may reasonably request and as are reasonably necessary in order to effect the sale, transfer, conveyance and assignment to the Buyer of all right, title and interest in and to the Transferred Assets in accordance with the terms and conditions of this Agreement (the “Additional Transfer Documents”);

(v)          the Buyer shall execute and deliver to the Seller an Assumption Agreement in the form attached hereto as Exhibit C (the “Assumption Agreement”);

(vi)          the Seller shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Seller, the License Agreement (together with the Bill of Sale, the Patent Assignment, the Assumption Agreement and the Additional Transfer Documents (if any), the “Ancillary Agreements”);

(vii)          the Seller shall deliver to the Buyer electronically, in accordance with the Buyer’s reasonable instructions (provided in writing a reasonable period of time prior to the Closing), all Transferred Assets of an electronic nature (other than the materials described in Section 4.5(c), which shall be delivered in accordance therewith);

(viii)          the Seller shall deliver to the Buyer a certificate, executed by the Seller’s corporate secretary on behalf of the Seller, certifying as to the resolutions of the board of directors of the Seller authorizing and approving the sale of the Transferred Assets to the Buyer pursuant to this Agreement and the other Contemplated Transactions;

(ix)          the Seller shall deliver to the Buyer evidence, in form and substance reasonably satisfactory to the Buyer, that the Seller has obtained all of the consents set forth in Schedule 1.6(b)(ix) (the “Required Consents”); and

(x)          the Seller shall deliver to the Buyer a duly completed and accurate IRS Form W-9.

1.7         Tech Transfer Completion Payment. Following Closing and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller five million ($5,000,000) U.S. Dollars (the “Tech Transfer Completion Payment”) upon the achievement of the Tech Transfer Completion.

Seller shall notify Buyer in writing upon Seller’s determination that the Tech Transfer Completion has been achieved (a “Completion Notice”). [***] following Buyer’s receipt of a Completion Notice, Buyer shall either (a) confirm in writing to Seller that Tech Transfer Completion has been achieved, or (b) deliver to Seller a written notice describing in reasonable detail the basis for any reasonable objection to such determination (an “Objection Notice”). If Buyer (i) delivers written confirmation of Tech Transfer Completion or (ii) fails to deliver an Objection Notice within such [***], Tech Transfer Completion shall be deemed to have been achieved as of the date of the Completion Notice, and the date of such confirmation or deemed completion shall be the “Completion Date.” If Buyer delivers a timely Objection Notice, the Parties shall negotiate in good faith and use reasonable best efforts during the [***] following delivery of such Objection Notice (the “Resolution Period”) to resolve such objection and, to the extent any Tech Transfer obligations remain outstanding, to complete the Tech Transfer. If the Parties agree in writing during the Resolution Period that Tech Transfer Completion has been achieved, the Completion Date shall be the date of such written agreement. If the Parties are unable to resolve such dispute prior to the expiration of the Resolution Period, either Party may submit the matter to arbitration in accordance with Section 6.4.  Buyer shall pay the Tech Transfer Completion Payment to Seller, by wire transfer of immediately available funds in USD to such account as is designated in writing by Seller to Buyer, [***]following receipt of an invoice from Seller after the Completion Date.

The Tech Transfer Completion Payment shall be treated as part of the Purchase Price of the Transferred Assets for all Tax purposes, unless otherwise required by applicable Laws.

1.8          Taxes and Fees.

(a)         Transfer Taxes. All transfer, sales, and use taxes, deed excise stamps and similar charges (“Transfer Taxes”) related to the Contemplated Transactions shall be borne one-half by the Seller and one-half by the Buyer. The required Party shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes required by a Governmental Entity to be filed and, if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Seller and the Buyer shall cooperate in the preparation and filing of all forms and documentation necessary to provide exemption from Transfer Tax, to the extent permitted by applicable Law.

(b)         Withholding Taxes. The Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement such amounts as it reasonably determines that it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Seller and any other recipient of payments hereunder; provided, however, that the Buyer will (i) promptly (and in any event no later than [***] prior to the date on which such payment is made or, in the case of a change in applicable Law after the date of this Agreement that would require withholding from such amounts, as soon as practicable) notify the Seller of any intention to so deduct and withhold and provide the Seller the opportunity to provide any statement, form, or other documentation that would reduce or eliminate any such requirement to deduct and withhold; (ii) remit and report any such amount required to be deducted and withheld to the applicable Governmental Entity in accordance with applicable Law; (iii) promptly provide to the Seller a certificate, receipt or other documentation of proof of such remittance reasonably acceptable to the Seller; and (iv) cooperate with the Seller as reasonably requested with respect to the filing of any Tax Return or conduct of any claim relating to any available refund of such amount remitted. In the event that any amount is so deducted and withheld, and properly remitted, such amount will be treated for all purposes of this Agreement as having been paid to the person to whom the payment from which such amount was withheld was made.

1.9         Wrong Pocket Assets. If at any time or from time to time after the Closing until the date that is [***] after the Closing Date, (i) any Excluded Asset is inadvertently transferred from the Seller to the Buyer, the Buyer shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Seller may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Excluded Assets to the Seller in accordance with the terms of this Agreement, (ii) any Retained Liability is inadvertently transferred from the Seller to the Buyer, the Seller shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Buyer may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Retained Liabilities to the Seller in accordance with the terms of this Agreement, (iii) any Transferred Asset is inadvertently retained by the Seller, the Seller shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Buyer may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Transferred Assets to the Buyer (or to any Person as directed by the Buyer) in accordance with the terms of this Agreement, or (iv) any Assumed Liability is inadvertently retained by the Seller, the Buyer shall execute, deliver and record (where appropriate) any and all instruments or other documents of transfer, conveyance and assignment, or amend or correct any such existing instruments or documents, and take such other action as the Seller may reasonably request, as may be necessary or advisable to effect or evidence the transfer of such Assumed Liability to the Buyer (or to any Person as directed by the Buyer) in accordance with the terms of this Agreement. Prior to any such transfer in accordance with this Section 1.9, the Person receiving or possessing such asset shall hold such asset in trust for such other Person. Without limitation of the foregoing, in the event the Seller or any of its Affiliates receives any payment in respect of any Transferred Asset or the Buyer or any of its Affiliates receives any payment in respect of an Excluded Asset, the Seller or the Buyer (as applicable) shall promptly deliver such payment to an account designated in writing by the Buyer or the Seller (as applicable) by wire transfer of immediately available funds.

1.10        [***]

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the date hereof as follows, except as set forth herein or in the Disclosure Schedule.

2.1          Organization, Standing and Power.

 The Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, operate, transfer and license the Transferred Assets and to perform its obligations under this Agreement and each Ancillary Agreement.

2.2          Authority; No Conflict; Required Filings and Consents.

(a)        The Seller has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it is a Party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a Party and the consummation by the Seller of the Contemplated Transactions have been duly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Seller and this Agreement and each such Ancillary Agreement is the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exception.

(b)         The execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a Party, and the consummation by the Seller of the Contemplated Transactions, do not and will not (i) conflict with, or result in any violation or breach of, any provision of the organizational documents of the Seller, or (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any Contract, require a consent or waiver under any Contract, require the payment of any penalty under any Contract or result in the imposition of any Encumbrance, in each case on or with respect to any of the Transferred Assets, except for the Required Consents set forth on Schedule 1.6(b)(ix) and Permitted Encumbrances that will be discharged or released at or before Closing. In particular, the Seller has not entered into, and will not enter into, any assignment, contract, or understanding in conflict with selling, assigning and transferring the full, exclusive and worldwide right, title and interest in, to and under the Transferred Patents to the Buyer.

(c)         No consent, approval, license, Permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and each of the Ancillary Agreements to which it is a Party or the consummation of the Contemplated Transactions, the Required Consents set forth on Schedule 1.6(b)(ix), and any such items specifically identified in the Disclosure Schedule, all of which Seller has obtained or shall obtain on or before the Closing.

2.3          Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending against the Seller or any of its Affiliates with respect to, or affecting, the Transferred Assets, the Transferred Technologies, any Product or any Transferred Compounds, of which the Seller or any of its Affiliates has received written notice, and no such action, suit, proceeding, claim, arbitration or investigation has, to the Seller’s knowledge, been threatened in writing against the Seller or any of its Affiliates with respect to, or affecting, the Transferred Assets, the Transferred Technologies, any Product or any Transferred Compounds, and there are no unsatisfied material judgments or outstanding material orders, injunctions, decrees, stipulations or awards rendered by a court, an administrative agency or an arbitrator against any of the Transferred Assets or against the Seller or any of its Affiliates with respect to, or affecting, the Transferred Assets, the Transferred Technologies, any Product or any Transferred Compounds, in each case that would reasonably be expected to impair title to, transfer of, ownership of, Exploitation of or value of any Transferred Asset, the timely consummation of the Contemplated Transactions or Buyer’s rights under this Agreement or any Ancillary Agreement.

2.4          Intellectual Property.

(a)          Schedule 1.1(a) lists (i) each Transferred Patent existing as of the Closing Date, (ii) the jurisdiction in which such Patent has been registered or filed, (iii) the applicable registration or serial number, (iv) the current owner of record and beneficial owner, and (v) any other Person that has or purports to have any ownership or security interest in such Patent and the nature of such interest. The Patents listed in Schedule 1.1(a) are all the Patents that Seller owns or controls which relate to the Transferred Technologies, Transferred Compounds or Products. Seller has made available to Buyer copies of all Transferred Patents. Schedule 1.1(a) is true, correct and complete in all material respects.

(b)          All Transferred Patents are subsisting and not subject to any outstanding Order, other than in the ordinary course of patent prosecution, issued by or with any Governmental Entity that adversely affects Seller’s or any of its Affiliates’ use of, or its rights to, such Patents. The issued and granted Transferred Patents are unexpired, and, to the knowledge of Seller, valid and enforceable. With respect to the Transferred Patents, Seller has (i) taken commercially reasonable steps to avoid revocation, cancellation, lapse or other events that adversely affect the enforceability, use or priority of such Transferred Patents, (ii) made all filings, payments and other actions required to be made or taken by Seller to maintain registration, prosecution or maintenance of such Transferred Patents in full force and effect by the applicable deadline, including by payment when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications, and (iii) complied in all material respects with their respective duties of disclosure, candor and good faith to the United States Patent and Trademark Office and any relevant foreign patent or trademark office, and have not knowingly made a material misrepresentation in any Patent included in the Transferred Patents, or in any submission filed in the course of prosecuting any such Patents, in each case filed by or on behalf of Seller or filed by a third party and subsequently transferred to Seller.

(c)          To the knowledge of Seller, each of the Transferred Patents properly identifies each and every inventor of the claims thereof.

(d)          Other than as disclosed on Schedule 1.1(d), the Seller is not bound by, and the Transferred Intellectual Property (and any part thereof) is not subject to, any agreement containing any covenant or other provision that in any way limits or restricts the ability of the Seller or the Buyer to Exploit or enforce any Transferred Intellectual Property anywhere in the world.

(e)          Other than as disclosed on Schedule 1.1(d), the Seller solely and exclusively owns all right, title, and interest to and in the Transferred Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances).

(f)          The Seller (i) does not own or control any Regulatory Approval, and has not submitted to any Regulatory Authority any application for Regulatory Approval, or other regulatory documentation or regulatory filing, in each case for any Transferred Compound or Product, and (ii) has not requested or participated in any meeting with any Regulatory Authority or received any correspondence from any Regulatory Authority relating to any such Transferred Compound or Product.

(g)         Seller and its Affiliates have conducted all activities relating to the Transferred Compounds, Products, Transferred Technologies and Transferred Regulatory Documentation in compliance in all material respects with applicable Laws, and Seller has not received any written notice from any Governmental Entity alleging any material non-compliance with respect thereto.

(h)         As of the Closing Date, to the Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Transferred Intellectual Property.

(i)        To its knowledge after due inquiry [***], the Seller has not infringed, misappropriated, or otherwise violated or made unlawful use of the Intellectual Property of any Third Party in the performance of its activities related to the Transferred Intellectual Property, Transferred Technologies, Transferred Compounds or Products. Moreover, to the Seller’s knowledge, the performance of, development, manufacture or Commercialization of the Transferred Compounds, Products or Transferred Technologies in the same manner as Seller has prior to the Closing Date does not infringe, misappropriate, or otherwise violate or make unlawful use of the Intellectual Property of any Third Party. Except as disclosed in writing by the Seller prior to the date hereof and prior to the Closing Date, neither Seller nor any of its Affiliates or Representatives has received any written notice or other written communication, and no claim or proceeding is pending or, to the Seller’s knowledge, threatened, relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property of another Person in connection with the Transferred Intellectual Property, Transferred Technologies, Transferred Compounds or Products nor has an invitation to take a license alleging infringement, misappropriation, or violation of any Intellectual Property of another Person in connection with the Transferred Intellectual Property, Transferred Technologies, Transferred Compounds or Products been received.

(j)         With respect to the existing Transferred Patents, and with the exception of proceedings in the relevant patent office in the ordinary course of patent prosecution, no opposition, interference, reexamination, derivation, post-grant review, inter partes review, cancellation or other related proceeding is pending or is threatened that challenges the validity, enforceability, inventorship, patentability, claim construction, use or ownership of or the Seller’s right to grant a license or other right to the item and, to the knowledge of the Seller, no valid basis exists for such a challenge.

(k)        The Seller and any of its Affiliates have taken reasonable security, organizational, physical, administrative and technical efforts (including executing appropriate non-disclosure agreements) designed to protect against unauthorized disclosure and designed to protect the secrecy, confidentiality, and value of its Know-How, trade secrets and other material confidential and technical information, and to the knowledge of the Seller, no such Know-How, trade secrets or other material confidential and technical information have been used by, disclosed to or discovered by any Person except pursuant to written, valid and appropriate non-disclosure agreements restricting the disclosure and use thereof, which have not been breached.

(l)          The Seller has obtained from all parties (including current or former employees, officers, directors, consultants, contractors and collaboration partners), who have created or developed any portion of, or otherwise who would have any rights in or to, material Intellectual Property developed on behalf of the Seller or any of its Affiliates, written, valid and enforceable assignments of any such Intellectual Property to the Seller.

(m)        No funding, facilities, resources, personnel or any other support of any Governmental Entity or any university, college, research institute, or other educational institution has been or is being used, directly or indirectly, to create, in whole or in part, Intellectual Property related to the Transferred Intellectual Property, and no Governmental Entity, university, college, research institute or other educational institution has obtained or has any claim, option or right, title, including any ownership right, license right, march-in right, preference right or other similar right, title or interest, in or to any Transferred Intellectual Property.

(n)         Besides the agreements listed in Schedule 1.1(d), as of the Closing Date, neither the Seller nor any of its Affiliates is granted rights pursuant to any in-license or other similar agreement that forms part of the Transferred Intellectual Property.  Buyer agrees that omission of the Harpoon Agreement from the Transferred Assets shall not constitute a breach of this Section 2.4(n).

2.5        Sufficiency of Transferred Assets. The Transferred Assets are sufficient for the continued operation, Exploitation and development of the Transferred Technologies, any Product or any Transferred Compounds as conducted by the Seller immediately prior to the Closing, other than retained corporate, administrative, back-office and shared services of Seller or its Affiliates that are not primarily related to the Transferred Technologies, any Product or any Transferred Compounds. The Transferred Assets include all material assets, properties, rights and interests, whether tangible or intangible, primarily used or held for use in the conduct of the Transferred Technologies, any Product or any Transferred Compounds and no assets, rights, licenses, services or other support of Seller or any of its Affiliates, other than (a) the Transferred Assets, (b) the rights and services expressly provided to Buyer under this Agreement or the Ancillary Agreements, and (c) retained corporate, administrative, back-office and shared services of Seller or its Affiliates that are not primarily related to the Transferred Technologies, any Product or any Transferred Compounds are necessary for the Buyer to conduct the Transferred Technologies, any Product or any Transferred Compounds following the Closing in substantially the same manner as conducted by Seller prior to the Closing.  Buyer agrees that omission of the Harpoon Agreement from the Transferred Assets shall not constitute a breach of this Section 2.5.

2.6          Assigned Agreements.

(a)        Seller or its applicable Affiliate, with respect to any Assigned Agreement, has performed in all material respects the obligations which it has been required to perform under such Assigned Agreement. To the Seller’s knowledge, there has been no material breach by any Person that is a party to any Assigned Agreement (other than the Seller and its Affiliates) of such Assigned Agreement with respect to any Transferred Technologies, Transferred Compounds or any Product, including any material breach of any representation, warranty or covenant given by such Person thereunder. Neither Seller nor any of its Affiliates, with respect to the Assigned Agreement to which it is a party, has provided or received any written notice to terminate such Assigned Agreement or to allege any material breach thereof relating to any Transferred Technology, Transferred Compound or any Product. Other than the Assigned Agreements, neither Seller nor any of its Affiliates has entered into any material Contract for the Exploitation of any Transferred Technology, Transferred Compound or any Product, nor has Seller or its Affiliates received or given any written notice of material breach, default, termination, non-renewal, modification or waiver with respect thereto. Seller has made available to Buyer true, correct and complete copies of each Assigned Agreement, including all material amendments, waivers and side letters.  Except as set forth on Section 2.6(a) of the Disclosure Schedule, there are no material outstanding payment obligations of Seller or its Affiliates that have been accrued, as of the date hereof, under any Assigned Agreement, regardless of whether Seller or such Affiliate has received any invoice thereof (the “Seller Accrued Liabilities”). Each Assigned Agreement is valid, binding and in full force and effect and is enforceable, to the Seller’s knowledge, against each other party thereto in accordance with its terms. Neither Seller nor any of its Affiliates, nor to the Seller’s knowledge any other party thereto, is in material breach or default under any provision of any Assigned Agreement, including any representations, warranties or covenants under any such Assigned Agreement.  Buyer agrees that omission of the Harpoon Agreement from the Assigned Agreements shall not constitute a breach of this Section 2.6(a).

(b)         Except as set forth on Section 2.6(b) of the Disclosure Schedule, the Assigned Agreements constitute all Contracts related to the Transferred Assets or Transferred Technologies which the Seller or any of its Affiliates is a party to or bound by as of the Closing Date.  Buyer agrees that omission of the Harpoon Agreement from the Assigned Agreements shall not constitute a breach of this Section 2.6(b).

(c)          Prior to the execution of this Agreement, Seller has received the consent set forth on Schedule 1.6(b)(ix), which consent remains in full force and effect as of the date hereof.

(d)          Except as set forth on Section 2.6(d) of the Disclosure Schedule, each Assigned Agreement can be assigned from Seller to Buyer pursuant to this Agreement without the consent of the applicable third-party counterparty and without resulting in any material breach, default, termination right, acceleration, penalty, additional payment obligation or loss of material benefit under such agreement.

2.7         Title to Transferred Assets. The Seller is the sole and exclusive owner of, and has good, valid and marketable title to each of the Transferred Assets, and all Transferred Assets are free and clear of all Encumbrances, other than Permitted Encumbrances. At the Closing, the Seller shall transfer and deliver to the Buyer good, valid and marketable title to each of the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances.

2.8        Solvency. Immediately before and immediately after giving effect to the Contemplated Transactions, (a) the value of the assets of Seller shall exceed the sum of its debts and Liabilities, including contingent Liabilities, and (b) Seller shall have adequate capital to be able to carry on its business and pay its debts as they become due. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller.

2.9         Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission (or reimbursement of expenses) in connection with any of the Contemplated Transactions.

2.10     Exclusive Representations and Warranties. Other than the representations and warranties set forth in this ARTICLE II, the Seller is not making any other representations or warranties, express or implied, with respect to the Transferred Assets. The Seller hereby disclaims any other express or implied representations or warranties, including regarding any financial projections, suitability for clinical development or other forward-looking statements provided by or on behalf of the Seller or its Affiliates, and the Buyer acknowledges and agrees that, other than the representations set forth in this ARTICLE II, the Buyer has not relied on any other representations or warranties, express or implied, of Seller or its Affiliates with respect to the Contemplated Transactions, and the Transferred Assets are being sold, and the Assumed Liabilities are being assumed, on an “as is” basis; provided, however, that nothing in this Section 2.10 or elsewhere in this Agreement shall limit or qualify (a) the representations and warranties expressly set forth in this ARTICLE II, (b) any covenant, agreement, closing deliverable, indemnification obligation or other remedy of the Seller under this Agreement or any Ancillary Agreement, (c) any right of Buyer or any Buyer Indemnitee to rely on the representations and warranties expressly set forth in this  ARTICLE II, or (d) any Liability of the Seller in the event of actual and intentional common law fraud by the Seller (whether within or outside the scope of the representations and warranties contained in this Agreement).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as of the date hereof as follows, except as set forth herein.

3.1         Organization, Standing and Power. The Buyer is a corporation duly organized and validly existing under the Laws of Germany and has all requisite corporate power and authority to enter into, deliver and perform this Agreement and the Ancillary Agreements to which it is a Party.

3.2          Authority; No Conflict; Required Filings and Consents.

(a)         The Buyer has all requisite corporate power and authority to enter into this Agreement and each of the Ancillary Agreements to which it will be a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a Party and the consummation by the Buyer of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement and each such Ancillary Agreement has been duly executed and delivered by the Buyer and this Agreement, and each such Ancillary Agreement is the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy Exception.

(b)          The execution, delivery and performance by Buyer of this Agreement and of each Ancillary Agreement to which it is a Party do not and will not (a) conflict with, violate or result in the breach of the certificate of incorporation, certificate of formation, bylaws, operating agreements, or comparable organizational documents, of Buyer, (b) violate any Law or other restriction of any Governmental Authority applicable to Buyer, (c) violate, breach or constitute a default under or result in the termination of any material Contract to which Buyer is a party and that would prevent or materially delay Buyer’s consummation of the Contemplated Transactions or performance of its material obligations under this Agreement, or (d) violate any order or judgment of a Governmental Authority to which Buyer is subject, except, in the case of (b) - (d), for such violations, breaches, defaults or terminations that would not reasonably be expected to prevent or materially delay Buyer’s consummation of the Contemplated Transactions or performance of its material obligations under this Agreement.

(c)         No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it is a party or the consummation by the Buyer of the Contemplated Transactions, except for such approvals, consents, permits, authorizations, notices, and filings whose absence would not reasonably be expected to prevent or materially delay Buyer’s consummation of the transaction or performance of its material obligations.

3.3         Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to Buyer’s knowledge, threatened in writing, against the Buyer or any of its Affiliates, and the Buyer is not subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Entity that, in either case, would, individually or in the aggregate, (a) prevent or materially delay the consummation by the Buyer of the Contemplated Transactions or (b) otherwise prevent or materially delay performance by the Buyer of any of its material obligations under this Agreement.

3.4         Brokers. No broker, finder, financial advisor or similar Person is entitled, as a result of any action, agreement or commitment of Buyer or its Affiliates, to any fee or commission for which Seller or any Seller Indemnitee would be liable.

3.5       Exclusive Representations and Warranties. Other than the representations and warranties set forth in this ARTICLE III, the Buyer is not making any other representations or warranties, express or implied, with respect to the Contemplated Transactions. The Buyer hereby disclaims any other express or implied representations or warranties, including regarding any financial projections or other forward-looking statements provided by or on behalf of the Buyer or its Affiliates, and the Seller acknowledges and agrees that, other than the representations set forth in this ARTICLE III, the Seller has not relied on any other representations or warranties, express or implied, of Buyer or its Affiliates with respect to the Contemplated Transactions. Nothing in this Section 3.5 or elsewhere in this Agreement shall limit or qualify (a) the representations and warranties expressly set forth in this ARTICLE III, (b) any covenant, agreement, closing deliverable, indemnification obligation or other remedy of the Buyer under this Agreement or any Ancillary Agreement, (c) any right of Seller or any Seller Indemnitee to rely on the representations and warranties expressly set forth in this  ARTICLE III, or (d) any Liability of the Buyer in the event of actual and intentional common law fraud by the Buyer (whether within or outside the scope of the representations and warranties contained in this Agreement).

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1         Confidentiality.  Except as otherwise set forth below, Buyer and Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and, in addition, covenant and agree to keep confidential, in accordance with the provisions of the Confidentiality Agreement, Confidential Information provided to Buyer or Seller respectively pursuant to this Agreement.  The Parties agree and acknowledge that the term of the Confidentiality Agreement shall be amended to be coterminous with this Agreement and have the Confidentiality Period.  Effective upon the Closing, the Confidentiality Agreement shall terminate with respect to information related to the Transferred Technologies and Transferred Assets insofar as Confidential Information relating to the Transferred Technologies and Transferred Assets is then the Confidential Information of the Buyer (“Business Confidential Information”) and the Buyer will insofar not continue to have an obligation of confidentiality anymore for such Business Confidential Information.  Seller shall, and shall cause its Affiliates to, (a) treat as confidential and shall safeguard any and all Business Confidential Information, by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller used with respect thereto prior to the execution of this Agreement and (b) use the Business Confidential Information for no purpose; except, in the case of each of clauses (a) and (b), that, subject to this Section 4.1, Seller and its Affiliates shall be entitled to disclose and use any such information, knowledge and data (i) to perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement, (ii) to comply with applicable Law or its or its Affiliates’ respective regulatory, stock exchange, Tax or financing reporting requirements, or (iii) to use or disclose for the purpose of any judicial proceedings arising out of this Agreement or any Ancillary Agreements. Notwithstanding the foregoing, with respect to any Business Confidential Information that constitutes trade secrets under applicable Law, the restrictions under this Section 4.1 shall apply until the later of (A) the expiration of the Confidentiality Period and (B) the date on which such Business Confidential Information no longer constitutes trade secrets under applicable Law or becomes publicly available through no breach of this Section 4.1 by Seller or any of its Affiliates (whichever is earlier). Seller shall be responsible for any use or disclosure of Business Confidential Information by any of its Affiliates or Representatives that would breach this Section 4.1 if such Affiliate or Representative was a party hereto.

4.2          Non-Competition.

(a)          For a period of twenty-four (24) months after the Closing (the “Restriction Period”), the Seller shall not, and shall cause its Affiliates not to, whether on their own or with or through any Person (including through licensing to or from any Person), Exploit any compound, product or program that is claimed in the Transferred Intellectual Property and is directed to the same tumor target as any Transferred Compound. For clarity, even after expiry of the Restriction Period, Seller will only be able to Exploit such compound, product or program where that Exploitation is not in contradiction to any other section of the present Agreement and only insofar as Seller has a right to use of the Transferred Intellectual Property or parts thereof under the License Agreement.

(b)         Notwithstanding Section 4.2(a), nothing in this Section 4.2 shall restrict (i) Seller’s or its Affiliates’ Exploitation of any Excluded Asset or other program that does not make use of Transferred Intellectual Property, (ii) any activities required to perform Seller’s obligations under the Jazz License, this Agreement or any Ancillary Agreement, or (iii) in the event of a Change of Control of the Seller, any product or program owned or controlled by the acquirer or any of its Affiliates prior to such Change of Control without use of the Transferred Intellectual Property.

(c)         Buyer and Seller acknowledge and agree that (i) it would be difficult to calculate damages to Party from any breach of the obligations under this Section 4.2; (ii) injury to a Party from any such breach would be irreparable and impossible to measure; and (iii) the remedy at law for any breach or threatened breach of this Section 4.2, including monetary damages, would therefore be an inadequate remedy and, accordingly, the non-breaching Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Section 4.2, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

(d)         Buyer and Seller hereto further acknowledge and agree that the restrictive covenants and other agreements contained in this Section 4.2 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of Buyer and Seller that the provisions of this Section 4.2 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Buyer and Seller have independently consulted with its counsel and, after such consultation, agree that the covenants set forth in this Section 4.2 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Buyer and Seller agree that: (i) such determination shall not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction, or (B) the remaining terms and provisions of this Section 4.2 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 4.2 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 4.2 shall be enforceable as so modified.

4.3         Public Disclosure. Subject to Section 4.1, unless otherwise required by applicable Law or by any listing agreement with any securities exchange, the Seller and the Buyer shall not, and shall cause their respective Affiliates not to, make any public announcement or disseminate any written communication with respect to this Agreement or the Contemplated Transactions, or otherwise communicate with any news media regarding this Agreement or the Contemplated Transactions, without the prior written consent of the Buyer and the Seller; provided, however, that after the Contemplated Transactions have been announced, the Seller and its Affiliates and the Buyer and its Affiliates shall be entitled to respond to questions in the ordinary course or issue any press release or make any other public statement that, in each case, is consistent with any public statement previously issued or made by it in accordance with the provisions of this Section 4.3. The Parties acknowledge that either or both Parties may be obligated to file under applicable Law promulgated by Governmental Entities or applicable securities exchanges a copy of, or report containing disclosures related to, this Agreement with the U.S. Securities and Exchange Commission or other Governmental Entity. In the event that a Party determines based on advice of outside counsel that such a filing is required, such Party shall request confidential treatment of all confidential information herein, including the sensitive commercial, financial, and technical terms hereof, including without limitation Business Confidential Information, to the extent such confidential treatment may be reasonably available to such Party. In the event of any such filing, the filing Party shall provide the other Party with a copy of (i) this Agreement marked to show provisions for which such filing Party intends to seek confidential treatment, and (ii) the portion of such report containing such disclosures, in each case ((i) and (ii)) within a reasonable amount of time prior to filing and shall use good faith efforts to incorporate the other Party’s reasonable comments thereon to the extent consistent with applicable Law promulgated by Governmental Entities or applicable securities exchanges; provided, however, that notwithstanding the foregoing, either Party may, without the prior review and comment of the other Party, use and repeat any language or wording that has been previously publicly disclosed or disseminated in accordance with, or as permitted by, the provisions of this Section 4.3, and provided further that such language or wording is repeated without material modification. Each Party shall be responsible for its own legal and other external costs in connection with any such filing.

4.4          Third Party Contracts, Consents and Notices.

 Seller shall, and shall cause its applicable Affiliates to, use reasonable best efforts to obtain, as promptly as practicable after the date hereof, all consents, waivers and approvals (“Assigned Agreement Consent”) and shall, and shall cause its applicable Affiliates to, use reasonable best efforts to deliver any required notice (“Assigned Agreement Notice”) under each Assigned Agreement (each a “Third Party Contract”), to the extent any such Assigned Agreement Consent or Assigned Agreement Notice is required under the terms of such Third Party Contract for the purposes of consummating the Contemplated Transactions in respect thereof, and in each case effective as of the Closing. Without limiting the foregoing provisions of this Section, if Seller or its applicable Affiliate is unable to obtain any Assigned Agreement Consent prior to the Closing Date, Seller shall, and shall cause its applicable Affiliates to, [***] to use reasonable best efforts to obtain such Assigned Agreement Consent as soon as possible. Prior to obtaining such Assigned Agreement Consent after the Closing, Seller shall, at the request of Buyer and at Buyer’s expense, continue to perform, or procure the relevant Affiliate of Seller to continue to perform, material obligations with respect to such Third Party Contract (including exercising its right and discharging its obligations under such Third Party Contract) after the Closing in accordance with Buyer’s instructions and promptly transfer to Buyer or its designated Person the benefit of such Third Party Contract; provided that Seller and the Seller’s Affiliates shall not be required to violate applicable Laws or infringe upon any right of a third party; and, to the extent there is any payment to be made by Seller or its Affiliates to the counterparties of such Third Party Contract after the Closing Date, Buyer shall, at the request of Seller, pay such amount directly to such third party. For clarity, as of the date hereof, without the prior written approval of Buyer, neither Seller nor any of its Affiliates shall amend or agree to any amendment to any Third Party Contract (including waiver of any of its rights thereunder) or terminate or agree to termination of any Third Party Contract.

4.5          Further Assurances.

(a)         Each of the Parties will execute and deliver any further instruments and documents as any other Party reasonably may request in order to carry out the purposes of this Agreement, including, from and after the Closing, any Additional Transfer Documents necessary or appropriate (i) to effect the assignment and transfer of the Transferred Patents to the Buyer and (ii) for the purpose of carrying out or evidencing this Agreement and the Contemplated Transactions.

(b)          For [***] after Closing the Seller shall use reasonable best efforts to, (1) where within the chain of title of a Transferred Patent any assignment(s) within the chain of title from the inventors to the Seller do not carry a date of signature, obtain and provide the Buyer with signed and dated confirmatory assignments for the complete chain of title from the inventors to the Seller and further to Buyer (if a third party is involved, the confirmatory assignments shall be executed in the order of, in a first step, each of the inventors to third party, in a second step, third party to Seller, and in a third step, Seller to Buyer), and (2) record any assignments that have not yet been recorded with the patent office.

(c)        Within [***] after Closing, Seller shall deliver to the Buyer copies of all material correspondence with any patent office related to each Transferred Patent, in each case to the extent in the possession or control of the Seller and not previously made available to the Buyer. Until this delivery has been completed, Seller shall inform Buyer sufficiently ahead of any upcoming deadlines by which action must be taken to avoid revocation, cancellation, lapse or other events that adversely affect the enforceability, use or priority of such Transferred Patents, such as deadlines for the completion of filings, payments and other actions required to be made or taken to maintain registration, prosecution or maintenance of such Transferred Patents in full force and effect by the applicable deadlines, including payments when due of all maintenance fees and annuities and the filing of all necessary renewals, statements and certifications.

4.6          Technology Transfer.

(a)          Following the Closing, and within [***] after Closing, Seller shall use reasonable best efforts to complete the technology transfer for the Transferred Assets, including the transfer or delivery of Transferred Know-How, Transferred Books and Records, CMC information, preclinical data, materials, assays, protocols and other information included in the Transferred Assets, in each case in accordance with the technology transfer plan as set forth on Schedule 4.6 (the “Tech Transfer Plan”).  The Purchase Price is inclusive of such technology transfer, and no additional milestone, royalty or other later payment shall be payable by Buyer in respect thereof, except that the Purchase Price is divided into an Upfront Payment and the Tech Transfer Completion Payment, and the latter shall only be paid after Tech Transfer Completion.

(b)          Seller shall not be required to generate new data, conduct new studies, incur out-of-pocket costs other than de minimis administrative costs, or provide services beyond those expressly set forth in this Agreement or the Tech Transfer Plan unless the Parties otherwise agree in writing.

4.7         Books and Records. From and after the Closing, subject to Section 4.1, the Seller and its Affiliates and its and their respective Representatives may retain a copy of any or all of the data room materials and other books, data, files, information and records that existed on or before the Closing and that relates to the Transferred Assets or any Product solely for Compliance Purposes, subject to the confidentiality provisions of the Agreement, and provided that such retention does not grant the Seller any right, title, or interest in the Transferred Assets or any license to any intellectual property included in the Transferred Assets, including, without limitation no right to use Transferred Books and Records for any other purposes than Compliance Purposes. Each Party agrees that, with respect to all original data room materials and other books, data, files, information and records relating to the Transferred Assets or any Product and existing as of the Closing, it will (and will cause each of its Affiliates and Representatives to) (i) comply in all material respects with all applicable Law relating to the preservation and retention of records and (ii) apply preservation and retention policies that are no less stringent than those generally applied by such Party or its Affiliates or Representatives.

4.8          Tax Matters.

(a)         The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon reasonable request, as promptly as practicable, such information and assistance relating to the Transferred Assets (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Governmental Entity, and the prosecution or defense of any claim, suit or proceeding relating to any Tax; provided, however, that for the avoidance of doubt, neither Party shall be required to provide the other Party with any Tax Returns filed on a consolidated, combined or unitary basis. The Buyer and the Seller (and their respective subsidiaries) shall retain all books and records with respect to Taxes pertaining to the Transferred Assets for a period of at least [***] following the Closing Date. The Seller and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Transferred Assets.

(b)         Any real property, personal property or similar Taxes applicable to the Transferred Assets for a taxable period that includes but does not end on the Closing Date (collectively, the “Apportioned Obligations”) shall be paid by the Buyer or the Seller, as applicable, and such Taxes shall be apportioned between the Buyer and the Seller based on the number of days in such taxable period included in the Pre-Closing Tax Period and the number of days in the entire taxable period. The Seller shall pay the Buyer an amount equal to any such Taxes payable by the Buyer which are attributable to the Pre-Closing Tax Period, and the Buyer shall pay the Seller an amount equal to any such Taxes payable by the Seller which are not attributable to the Pre-Closing Tax Period. Such payments shall be made on or prior to the Closing Date or, if later, on the date such Taxes are due (or thereafter, promptly after request by the Buyer or the Seller if such Taxes are not identified by the Buyer or the Seller on or prior to the Closing Date). Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.

(c)          Any Party who receives, or whose Affiliate receives, any notice of a pending or threatened Tax audit, assessment or adjustment or other proceeding related to Taxes against or with respect to the Transferred Assets and the Assumed Liabilities that relates to any Tax Return with respect to taxable periods (or portions thereof) ending on or before the Closing Date shall promptly notify the other Party promptly after receipt of such notice provided, however, that no delay on the part of Buyer in notifying the Seller will relieve the Seller from any obligations under this Agreement, except to the extent such delay actually and materially prejudices the Seller thereby. Buyer and the Seller each shall consult with and keep the other informed on a regular basis regarding the status of any such proceeding. The Seller shall have the right to conduct and control any such proceeding that solely relates to a tax period ending before the Closing Date and to employ counsel of its choice at Seller’s expense; provided, that the Seller shall not agree to settle or compromise any such proceeding without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). In any other case, Buyer shall be entitled to control and conduct such proceeding; provided, that the Buyer shall not agree to settle or compromise any such proceeding without the Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

4.9          Efforts. Each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

ARTICLE V
INDEMNIFICATION

5.1         Indemnification by the Seller. Subject to the terms and conditions of this ARTICLE V, from and after the Closing, the Seller shall defend and indemnify the Buyer and its Affiliates, and their respective officers, directors, and employees (collectively, “Buyer Indemnitees”) in respect of, and shall hold the Buyer Indemnitees harmless against and compensate and reimburse the Buyer Indemnitees for, any and all Damages suffered or incurred by any Buyer Indemnitee to the extent resulting from or constituting:

(a)          any inaccuracy in or breach of any of the representations or warranties of the Seller contained in ARTICLE II of this Agreement;

(b)          any breach or failure to perform by the Seller of any covenant or agreement contained in this Agreement; or

(c)          any Retained Liabilities or Excluded Assets.

5.2         Indemnification by the Buyer. Subject to the terms and conditions of this ARTICLE V, from and after the Closing, the Buyer shall defend and indemnify the Seller and its Affiliates, and their respective officers, directors, and employees (collectively, “Seller Indemnitees”) in respect of, and shall hold the Seller Indemnitees harmless against and compensate and reimburse the Seller Indemnitees for, any and all Damages suffered or incurred by any Seller Indemnitee to the extent resulting from or constituting:

(a)          any inaccuracy in or breach of any of the representations or warranties of the Buyer contained in ARTICLE III of this Agreement;

(b)          any breach or failure to perform by the Buyer of any covenant or agreement contained in this Agreement; or

(c)          any Assumed Liabilities or Transferred Assets.

5.3          Claims for Indemnification.

(a)          Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third party claim against an Indemnified Party (a “Third Party Claim”) shall be made in accordance with the following procedures. A Person entitled to indemnification under this ARTICLE V (an “Indemnified Party”) shall give prompt written notification to the Indemnifying Party (a “Third Party Claim Notice”) of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification may be sought or, if earlier, upon becoming aware of the assertion of any such claim by a third party. For purposes of this Agreement, “Indemnifying Party” means (i) in the case of a claim for indemnification by the Buyer, the Seller and (ii) in the case of a claim for indemnification by the Seller, the Buyer. Such Third Party Claim Notice shall include a description in reasonable detail (to the extent then known by the Indemnified Party) of (A) the facts constituting the basis for such third party claim and (B) the amount of the Damages claimed (the “Third Party Claim Amount”). No delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent the Indemnifying Party is actually prejudiced thereby. Within [***] after delivery of such Third Party Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of any such Third Party Claim. After written notice to the Indemnified Party of the Indemnifying Party’s election to control the defense of a Third Party Claim, the Indemnifying Party shall have the full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party shall fully cooperate in such defense; provided, however, that the Indemnifying Party shall obtain the written consent of each applicable Indemnified Party prior to entering into any judgment, compromise or settlement that (i) does not relate solely to monetary damages (other than non-monetary relief incidental to such monetary damages) or (ii) seeks injunctive relief that would not reasonably be expected to be immaterial to the operations or business of the Indemnified Party or monetary damages (to the extent that, assuming such indemnity claim was meritorious, a substantial majority of such monetary damages would not reasonably be expected to be borne by the Indemnifying Party). If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for the Indemnified Party. The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim that (w) does not include a complete release of the Indemnified Party from all liability with respect thereto, (x) includes any admission by, or finding materially adverse to, the Indemnified Party, (y) could reasonably be expected to result in criminal liability of the Indemnified Party or (z) imposes any liability or obligation on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party. Any Third Party Claim relating to Taxes shall be governed by Section 4.8(c) and not this Section 5.3.

(b)        Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this ARTICLE V that does not involve a Third Party Claim shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claim Amount”) of any Damages, (ii) a statement that the Indemnified Party is entitled to indemnification under this ARTICLE V and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. The Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (A) agree that the Indemnified Party is entitled to receive all of the Claim Amount (in which case such response shall be accompanied by a payment to the Indemnified Party of the Claim Amount by the Indemnifying Party by wire transfer of immediately available funds), (B) agree that the Indemnified Party is entitled to receive part, but not all, of the Claim Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment to the Indemnified Party of the Agreed Amount by the Indemnifying Party by wire transfer of immediately available funds) or (C) contest that the Indemnified Party is entitled to receive any of the Claim Amount. If such dispute is not resolved within [***] following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 6.4.

5.4          Survival.

(a)         The representations and warranties of the Seller and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the Contemplated Transactions and remain in full force and effect until the date that is twenty-four (24) months after the Closing Date. The covenants and agreements of the Seller and the Buyer set forth in this Agreement shall survive the Closing Date only until the expiration of the term of the undertaking set forth in such covenant or agreement, and if no such term is specified, then such covenant or agreement shall survive until the date that is twenty-four (24) months after the Closing Date.

(b)         If an indemnification claim is asserted in writing pursuant to Section 5.3 prior to the expiration as provided in Section 5.4(a) of the representation, warranty, covenant or agreement that is the basis for such claim, then such representation, warranty, covenant or agreement shall survive until, but only for the purpose of, the resolution of such claim.

5.5          Limitations.

(a)          Notwithstanding anything else herein, the maximum aggregate liability of the Buyer or the Seller, as applicable, pursuant to Section 5.1(a) or Section 5.2(a), as applicable, shall, in each case, be the amount of [***].

(b)        The amount of Damages recoverable by an Indemnified Party under this ARTICLE V with respect to an indemnity claim shall be reduced by the amount of any insurance payment or other third-party recovery actually received by such Indemnified Party with respect to such indemnity claim minus the amount of any increase in insurance premiums and reasonable costs of collection directly attributable to such recovery (the “Recovery”). If an Indemnified Party receives any insurance payment or third-party payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party, it shall pay to the Indemnifying Party, within [***] of receiving such insurance payment, an amount equal to the Recovery (up to the amount paid by the Indemnifying Party). Any Damages recoverable by an Indemnified Party shall be determined without duplication, and in no event shall any Party be indemnified under different provisions of this Agreement or any Ancillary Agreement for the same losses.

(c)       In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this ARTICLE V that are consequential, incidental, special, exemplary, punitive, indirect, or multiple damages, even if such party has been advised of the possibility of such damages, whether or not foreseeable, except (i) to the extent paid to an unaffiliated third party with respect to Third Party Claims based on a final judgment or (ii) consequential or similar Damages resulting from a Party’s willful misconduct or a breach of Section 4.1.

(d)          Except with respect to claims related to fraud, intentional misrepresentation or willful breach by the Seller or the Buyer, claims for specific performance or equitable relief as provided in Section 6.3, or claims arising out of Retained Liabilities or Excluded Assets, the rights of the Indemnified Parties under this ARTICLE V shall be the sole and exclusive remedies of the Indemnified Parties with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement.

(e)         Without prejudice to any obligations arising under applicable Law, each Party shall, and shall cause its respective Affiliates to, take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Damages.

5.6          Indemnification Payments. All indemnification payments made hereunder shall be treated by all Parties as adjustments to the Purchase Price for Tax purposes unless otherwise required by Law.

ARTICLE VI

MISCELLANEOUS

6.1         Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed delivered, given, and received when delivered (by hand, by international courier or by e-mail (with confirmation of receipt)) to the address or e-mail address set forth beneath the name of such Party below (or to such other address or e-mail address as such Party shall have specified in a written notice given to the other Parties hereto). Any notice sent by email in accordance with this Section 6.1shall be deemed to have been duly given when sent, provided that (i) a read receipt from each of the notice recipients has been received by the sender, and (ii) a copy of the notice is sent by overnight courier to the postal address of the relevant Party set forth below on the same day on which the email is being sent, and provided further that if the sender of the email does not receive a read receipt from each of the notice recipients or receives an automated response from the recipient or a mail server indicating that the recipient is out of office or that the email could not be delivered, such notice shall be deemed delivered on the third day deposited with the overnight courier for delivery to the relevant Party’s postal address set forth below:

if to the Buyer, to

[***]
and

[***]

if to the Seller, to

[***]

with a copy (which shall not constitute notice) to:

[***]

Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

6.2         Governing Law. This Agreement shall be governed in all respects by the Laws of the State of Delaware, excluding any conflicts or choice of Law rule or principle that would otherwise refer construction or interpretation of this Agreement or the resolution of any dispute relating to or arising out of this Agreement or the transactions contemplated hereby to the Law of another jurisdiction.  The United Nations Convention of International Contracts on the Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

6.3         Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity without the necessity of demonstrating the inadequacy of monetary damages and without the posting of a bond.

6.4          Dispute Resolution and Arbitration.

(a)          The Parties recognize that a dispute may arise relating to this Agreement. Any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement shall be referred to the Senior Officers for resolution. In the event the Senior Officers are unable to resolve such dispute within [***] of such dispute being referred to them, then, upon the written request of either Party to the other Party, the dispute shall be subject to arbitration in accordance with Section 6.4(b).

(b)         Any dispute between the Parties with respect to this Agreement shall be finally settled by arbitration in accordance with the then-current rules of [***]. The language to be used in the arbitral proceedings will be English. Any situation not expressly covered by this Agreement shall be decided in accordance with the Rules.

(c)          The [***] shall issue a reasoned opinion following a full comprehensive hearing, no later than [***] following the selection of the [***] as provided for in Section 6.4(b) unless the Parties jointly request an extension or the [***] determines in a reasoned decision that the interest of justice or the complexity of the case requires that such limit be extended.

(d)          Any award shall be promptly paid in United States Dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable Law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 6.4, and agrees that judgment may be entered in any court of competent jurisdiction and the Parties hereby consent to the jurisdiction of such court for purposes of enforcement of such award.

(e)         Each Party shall bear its own legal fees and expenses arising out of the dispute resolution procedures described in this Section 6.4 and shall pay an equal share of the fees and expenses of the [***].

(f)          The arbitration proceeding shall be confidential, and the [***] shall issue appropriate protective orders to safeguard each Party’s confidential information. Except as required by applicable Law, no Party shall make (or instruct the [***] to make) any public announcement with respect to the proceedings or decision of the [***] without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except (i) as required in connection with the enforcement of such award, (ii) as otherwise required by applicable Law or required of a Party to fulfill a legal duty or protect or pursue a legal right, (iii) with the consent of both Parties, or (iv) where such information is already in the public domain other than as a result of a breach of this clause.

(g)        The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages may be inadequate in the event of any such failure to perform. It is hereby agreed that the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, and the parties further hereby agree to waive any requirement for the securing or posting of a bond in connection with the obtaining of such injunctive relief. Each of the Parties hereby acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each of the Parties further acknowledges and agrees that injunctive relief or specific performance will not cause an undue hardship to such Party.

6.5       Trial by Jury Waiver. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT, THE SUBJECT MATTER HEREOF OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO IN CONNECTION WITH ANY SUCH AGREEMENTS, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.5 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.6        Disclosure Schedule. The Disclosure Schedule shall be arranged in sections corresponding to the numbered sections contained in ARTICLE II or other relevant sections of this Agreement, and the disclosure in any section of the Disclosure Schedule shall qualify (a) the corresponding representations and warranties contained in ARTICLE II and (b) the other representations and warranties in ARTICLE II to the extent that it is reasonably apparent on the face of such disclosure that such disclosure also qualifies or applies to such other representations and warranties. The mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty (or covenant, as applicable) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Seller Material Adverse Effect.

6.7        Fees and Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such fees and expenses.

6.8         Waiver. No failure on the part of any Person to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Person shall be deemed to have waived any condition or claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such condition, claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.9        Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed  provided, however, that the Buyer may assign or delegate any or all of its rights or obligations hereunder to an Affiliate without the prior written consent of the Seller provided that (a) the Buyer shall remain liable to the Seller for the Buyer’s obligations hereunder after assignment and (b) the Buyer shall not assign or delegate to any Affiliate registered, domiciled or operating within or from a Sanctioned Territory. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing provisions of this Section 6.9, if either Party causes any Taxes (including but not limited to withholding Taxes, Transfer Taxes, Value Added Taxes) to arise for the other Party or its Affiliates as a result of such first Party’s assignment or delegation of any or all of its rights or obligations hereunder, then such first Party shall be solely responsible for or otherwise liable to the other Party for such Taxes. No assignment shall relieve the assigning Party of any of its obligations hereunder.

6.10        Amendment. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument referencing this Agreement and duly executed and delivered on behalf of each of the Parties.

6.11       Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law. In lieu of such invalid, unlawful, void, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such invalid, unlawful, void, or unenforceable provision as may be possible and reasonably acceptable to the Parties.

6.12       Entire Agreement. This Agreement, including the Disclosure Schedule and the Schedules, Exhibits and other attachments hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter hereof. No Party shall be bound by any representation other than as expressly stated in this Agreement. All Schedules and Exhibits to this Agreement shall form an integral part of this Agreement.

6.13       No Third Party Rights. Except for the rights of the Indemnified Parties set forth in (and subject to) ARTICLE V, the provisions of this Agreement are for the exclusive benefit of the Parties, and no other Person shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

6.14       Headings; Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable and vice versa. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any Article or Section shall include all subsections and paragraphs in such Article or Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

6.15       Counterparts. This Agreement may be executed in counterparts and by electronic (i.e., pdf) or facsimile transmission, including the signature pages with signatures (in form of handwritten, non-certified electronic or certified electronic signatures), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

ARTICLE VII

DEFINITIONS

For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Additional Transfer Documents” has the meaning set forth in Section 1.6(b)(iv).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to the foregoing, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Amount” has the meaning set forth in Section 5.3(b).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in Section 1.6(b)(vi).

“Apportioned Obligations” has the meaning set forth in Section 4.8(b).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumption Agreement” has the meaning set forth in Section 1.6(b)(v).

“Bankruptcy Exception” means that enforceability of this Agreement and each Ancillary Agreement against the Seller or Buyer, as the case may be, in accordance with its terms, may be limited by that bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses.

“Bill of Sale” has the meaning set forth in Section 1.6(b)(ii).

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York or Darmstadt, Germany are permitted or required by Law, executive order or governmental decree to remain closed.

“Buyer” has the meaning set forth in the preamble.

“Change of Control” means, with respect to the Seller or its assignee (excluding assignees by virtue of a Change of Control as defined herein): (a) the sale of all or substantially all of the Seller’s assets or business; (b) a merger, reorganization or consolidation involving the Seller in which the voting securities of the Seller outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a Person, or group of Persons acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of the Seller.

“Claim” means any claim, demand, recovery, refund, cause of action or right of set-off in law or equity.

“Claim Amount” has the meaning set forth in Section 5.3(b).

“Claim Notice” has the meaning set forth in Section 5.3(b).

“Closing” means the closing of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 1.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercialization” means any and all activities related to pre-marketing, launching, marketing, promotion (including advertising and detailing), labelling, bidding and listing, obtaining pricing and reimbursement approval, distribution, storage, handling, offering for sale, selling, having sold, importing, having imported, exporting, having exported, distributing, having distributed, providing customer service and support, conducting medical affairs, conducting post-marketing safety surveillance, and reporting of or otherwise commercializing or exploiting.

“Confidentiality Agreement” means that certain confidentiality agreement between Merck KGaA, Darmstadt, Germany and Seller, [***].

“Confidentiality Period” means the period from the Closing [***] of the Closing Date.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Continued Werewolf Projects” means the clinical development programs for WTX-124 and WTX-330.

“Contracts” means all contracts, leases (other than real property leases), deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, engagement letters and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Damages” means any losses, damages, liabilities, obligations, claims, payments, costs and expenses, interests, deficiencies, assessments and Taxes, judgments, fines, penalties, amounts paid in settlement and reasonable costs and expenses incurred in connection therewith, including reasonable costs and expenses of investigations, suits and proceedings, and reasonable fees and disbursements of counsel, accountants and other professional advisors and associated Value Added Taxes.

“Disclosure Schedule” means the disclosure schedule delivered by the Seller to the Buyer and dated as of the date of this Agreement.

“Encumbrance” means any mortgage, lien, license, right of use, rights under a license, restriction on usage or licensing, pledge, security interest, charge, hypothecation, title defect or other encumbrance.

“EMA” means the European Medicines Agency and any successor agency or authority having substantially the same function.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Exploit” means to make, have made, manufacture, import, export, use, sell, offer for sale, have sold, research, develop, commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market or otherwise dispose of.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Governmental Entity” means any national, multinational, supranational, state, provincial, local, foreign or other court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality.

“Harpoon Agreement” means that certain Second Amended and Restated Assignment and License Agreement between Werewolf Therapeutics, Inc. and Harpoon Therapeutics, Inc. dated December 20, 2019.

“IND” means an application filed with a Regulatory Authority for authorization to commence clinical trials, including (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug, and Cosmetic Act and the guidelines, guidances, and requirements promulgated thereunder, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (e.g., a Clinical Trial Application), and (c) all amendments thereof that may be filed with respect to the foregoing.

“Indemnified Party” has the meaning set forth in Section 5.3(a).

“Indemnifying Party” has the meaning set forth in Section 5.3(a).

“INDUCER Platform” means the Seller’s technology, as it exists immediately prior to the Closing Date, directed to conditionally activated T cell engager polypeptides that may comprise, e.g., binding domains, protease-cleavable linker(s), masking domain(s), and half-life extension domains.

“INDUKINE Platform” means the Seller’s technology, as it exists immediately prior to the Closing Date,  directed to conditionally activated cytokines that may comprise, e.g., specialized cytokine domain(s), protease-cleavable linker(s), cytokine blocking domain(s), and half-life extension domain(s).

“Intellectual Property” means any work of authorship, copyright, Patents, utility models, trade secret, trademark, tradename, trade or service mark (whether or not registered or unregistered), database rights, design rights (whether or not registered or unregistered), Know-How, and any registrations or applications relating to any of the foregoing, and any other rights of a similar nature or character, whether now existing or hereafter invented, discovered, created, made, conceived, developed, arising, or otherwise coming into being, as recognized by Law.

“Jazz License” means the License Agreement, dated May 6, 2026, between Jazz Pharmaceuticals Ireland Limited and the Seller, as amended, supplemented or otherwise modified prior to the Closing.

“Know-How” means any and all data, results, inventions, methods, processes, trade secrets, techniques, technology, and other proprietary Information, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, assays, animal models, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.

“Law” or “Laws” means any law, statute or ordinance, common law or any rule, regulation, standard, judgment, order, writ, injunction, decree or agency requirement of any Governmental Entity.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, determined or determinable or due or to become due), including all costs and expenses relating thereto.

“License Agreement” has the meaning set forth in the introduction.

“Licensed IP” means the Patents licensed to Seller under the License Agreement.

“Lien” means any mortgage, security interest, pledge, conditional sale or other title retention agreement, lien, charge or encumbrance.

“NDA” means a New Drug Application, submitted to the FDA pursuant to 21 CFR § 314.50.

“Order” means any order, award, decree or injunction, ruling or writ issued, made or rendered by a Governmental Entity.

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past custom and practice.

“Parties” or “Party” has the meaning set forth in the preamble.

“Patent Assignment” has the meaning set forth in Section 1.6(b)(iii).

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, reexaminations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Permits” means regulatory filings, marketing authorizations, permits, licenses, registrations, regulatory clearances, approvals, concessions, qualifications, registrations, certifications and similar items in each case granted by Governmental Entities.

“Permitted Encumbrances” means (i) Encumbrances for Taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in good faith, (ii) statutory Encumbrances (including mechanic’s, materialman’s, carrier’s, repairer’s and other similar Encumbrances) arising or incurred in the Ordinary Course of Business, or (iii) any other Encumbrances affecting the Transferred Assets that were not incurred in connection with the borrowing of money or the advance of credit and that do not materially impede the ownership or operation of, or materially impair the value of, the Transferred Assets, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pre-Closing Tax Period” means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences on or before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

“Product” means any product, compound, construct, biological material or program that contains, incorporates, uses or is directed to any Transferred Compound, in any dosage strength, form, or formulation, and for any mode of administration.

“Purchase Price” means a non-refundable payment of thirty-three million ($33,000,000) U.S. Dollars.

“Recovery” has the meaning set forth in Section 5.5(b).

“Regulatory Approval” means, with respect to any Product, any and all approvals (including NDAs and supplements and amendments thereto and active INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market any Product, including, where applicable, (a) pricing approval, (b) pre- and post-approval marketing authorizations, and (c) labeling approvals.

“Regulatory Authority” means any applicable Governmental Entity responsible for granting Regulatory Approvals for any product, including the FDA and EMA.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, consultants, independent contractors, accountants, legal and other representatives and agents.

“Required Consents” has the meaning set forth in Section 1.6(b)(ix).

“Restriction Period” has the meaning set forth in Section 4.2(a).

“Retained Liabilities” has the meaning set forth in Section 1.4.

“Seller” has the meaning set forth in the preamble.

“Seller Board” means the board of directors of Seller.

“Seller Common Stock” means the common stock, par value $0.0001 per share, of Seller.

“Seller Material Adverse Effect” means any change, event, development, state of facts, effect or condition which, individually or in the aggregate, has had or would reasonably be expected to have or result in a material adverse effect on: (a) the ability of the Seller to consummate any of the Contemplated Transactions on a timely basis; or (b) the Transferred Assets taken as a whole; provided, however, that “Seller Material Adverse Effect” shall not include: (i) general economic conditions in the United States, (ii) changes in financial or securities markets in general, (iii) political conditions generally of the United States, (iv) changes in the industries applicable to the Transferred Assets, including with respect to the biotechnology and health care industries, (v) the pendency of the Contemplated Transactions, the consummation of the Contemplated Transactions, the performance of obligations under this Agreement or the announcement of this Agreement, (vi) the taking of any actions specifically permitted to be taken or omitted pursuant to this Agreement or taken with the Buyer’s written consent, (vii) any acts of God, (viii) any hostilities, acts of war, sabotage, terrorism or military actions, (ix) any change in any Law (or interpretations of any Law) or accounting rules (including GAAP), or (x) any change in the stock price or trading volume of the Seller’s common stock or its continued listing (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of the Seller’s common stock may be taken into account in determining whether a Seller Material Adverse Effect has occurred, unless such effects are otherwise excepted from this definition.

“Seller Names and Marks” means any and all (a) Trademarks of Seller or any of its Affiliates, including the names, marks and logos set forth in the Disclosure Schedule, and (b) Trademarks derived from, confusingly similar to or including any of the foregoing.

“Senior Officer” means the [***].

“Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to any Governmental Entity in connection with Taxes (including any attachments thereto or amendments thereof).

“Taxes” means (a) all taxes, charges, fees, levies or other similar assessments or Liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, service, transfer, withholding, employment, payroll and franchise taxes imposed by any Governmental Entity and (b) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax described in clause (a) or any contest or dispute thereof.

“Tech Transfer Completion” means the time the Tech Transfer is completed in accordance with the Tech Transfer Plan.

“Tech Transfer Completion Payment” has the meaning set forth in Section 1.7.

“Third Party Claim” has the meaning set forth in Section 5.3(a).

“Third Party Claim Amount” has the meaning set forth in Section 5.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 5.3(a).

“Trademarks” means all trademarks, service marks, trade names, logos, brands and other source identifiers, including all applications and registrations of the foregoing, as each of the foregoing may exist anywhere in the world.

“Transfer Taxes” has the meaning set forth in Section 1.8(a).

“Transferred Assets” has the meaning set forth in Section 1.1.

“Transferred Books and Records” has the meaning set forth in Section 1.1(f).

“Transferred Compounds” has the meaning set forth in Section 1.1(c).

“Transferred Intellectual Property” means the Transferred Patents and Transferred Know-How.

“Transferred Know-How” has the meaning set forth in Section 1.1(b).

“Transferred Patent Files” has the meaning set forth in Section 1.1(a).

“Transferred Patents” has the meaning set forth in Section 1.1(a).

“Transferred Regulatory Documentation” has the meaning set forth in Section 1.1(e).

“Transferred Technologies” means the INDUCER Platform and the INDUKINE Platform, collectively and Seller’s technologies relating to any of the components used in the INDUCER Platform and the INDUKINE Platform (such as protease-cleavable linker technology, peptide masking technology, half-life extension technology or technology relating to antibody binding domains for use in such platforms).  For the avoidance of doubt, Transferred Technologies do not include WTX-124 or WTX-330.

“Upfront Payment” means the Purchase Price less the Tech Transfer Completion Payment.

“WTX-124” means [***].

“WTX-330” means [***].

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

EMD SERONO RESEARCH & DEVELOPMENT INSTITUTE, INC.

By:	/s/ David Weinreich
Name:	David Weinreich
Title:	Head of Research & Development

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the Buyer and the Seller have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

WEREWOLF THERAPEUTICS, INC.

By:	/s/ Daniel J. Hicklin
Name:	Daniel J. Hicklin
Title:	President and Chief Executive Officer